UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2022

MODERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38753	81-3467528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Technology Square
Cambridge, MA	02139
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 714-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MRNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e) On April 11, 2022, Moderna, Inc. (the “Company”) announced that Jorge M. Gomez had been appointed to serve as the Company’s Chief Financial Officer (“CFO”), beginning May 9, 2022. Following the appointment of Mr. Gomez, David Meline will retire as the Company’s CFO effective the same date, but will remain as a consultant to the Company to assist with the transition.

Prior to joining the Company, Mr. Gomez, 54, served as Executive Vice President and CFO of Dentsply Sirona, a public dental equipment manufacturer and dental consumables producer, since August 2019. Before that, since 2006, Mr. Gomez served in roles of increasing responsibility at Cardinal Health, a public, multinational health care services company, most recently as CFO from January 2018 to August 2019.

In connection with his employment with the Company as CFO, and pursuant to the terms of his offer letter, dated April 6, 2022 (the “Offer Letter”), Mr. Gomez will receive an initial annual base salary of $700,000. Mr. Gomez will also be eligible for an annual cash bonus (commencing with a pro-rated bonus for 2022) with an annual incentive target of 90% of his annual base salary, based upon achievement of certain individual performance goals and/or company performance goals established by the Company. Achievement of the goals will be determined in the sole discretion of the Compensation and Talent Committee of the Board of Directors (the “Compensation Committee”). Mr. Gomez will also be eligible to receive a one-time signing bonus of $500,000 and a new hire equity award equivalent to a total value of $4,000,000 (the “Equity Grant”), to be granted in accordance with the Company’s Equity Award Grant Policy, which is described on page 49 of the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders (the “Proxy Statement”). The Equity Grant is subject to a four-year vesting period. For the Equity Grant, Mr. Gomez will have the ability to select whether to accept the grant: (1) in the form of a non-qualified stock option, (2) 75% in value in the form of a non-qualified stock option and 25% in value in the form of restricted stock units (“RSUs”), or (3) 50% in value in the form of a non-qualified stock option and 50% in value in the form of RSUs. In addition, subject to the Compensation Committee’s approval, Mr. Gomez will be eligible to participate in the Company’s annual equity award program in future years. The target value for this annual equity award will be $3,000,000 to $4,000,000, subject to adjustment by the Compensation Committee, based on prior year performance, and pro-rated for the 2023 grant based on his date of hire.

Mr. Gomez will be eligible for reimbursement of relocation expenses and related tax expenses, in accordance with the Company’s policies, in connection with his relocation to the Boston area. He will also be eligible for all other compensation and benefit plans available to the Company’s executive officers, as described in the Proxy Statement. Mr. Gomez will participate in the Company’s Amended and Restated Executive Severance Plan and has entered into an indemnification agreement with the Company, consistent with the form of the existing indemnification agreement entered into between the Company and its executive officers. Mr. Gomez has also entered into an employee confidentiality, assignment, nonsolicitation and noncompetition agreement.

On April 10, 2022, the Company entered into an Executive Retirement and Strategic Consulting Agreement (the “Retirement and Consulting Agreement”) with David Meline, the Company’s current CFO, setting forth the terms of Mr. Meline’s voluntary retirement from the Company on July 8, 2022 (the “Retirement Date”). Until the Retirement Date, Mr. Meline will continue to receive his current base salary and benefits and continue to vest in any outstanding equity, but he will not perform duties other than transitional duties as requested by the Company’s Chief Executive Officer and other members of the Company’s Executive Committee. After the Retirement Date, Mr. Meline will provide consulting services for the Company to July 8, 2024. In return for such services, and subject to Mr. Meline’s agreement to a general release and certain other standard terms and conditions, Mr. Meline will continue to vest, through July 6, 2024, in the unvested portions of (i) his new hire equity award granted on July 6, 2020 and (ii) the options and RSUs awarded in connection with his 2021 annual equity grant issued on February 9, 2021.

The above summaries are qualified in their entirety by reference to the Offer Letter and the Retirement and Consulting Agreement, copies of which will be filed with the Company’s future periodic filings.

Item 7.01	Regulation FD Disclosure.

On April 11, 2022, the Company issued a press release announcing the appointment of Mr. Gomez as CFO and the retirement of Mr. Meline. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release by Moderna, Inc. dated April 11, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2022		MODERNA, INC.

	By:	/s/ Shannon Thyme Klinger
Shannon Thyme Klinger
Chief Legal Officer